Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

1 August 2024

raymond.ng@harneys.com

+852 5806 7883

063747-0002-RLN

ERAYAK Power Solution Group Inc.

No. 528, 4th Avenue

Binhai Industrial Park

Wenzhou, Zhejiang Province

People’s Republic of China 325025

Dear Sir or Madam

ERAYAK Power Solution Group Inc. (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 (the Registration Statement), including all amendments or supplements thereto, and the accompanying prospectus (the Prospectus) filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to the resale by certain shareholders of the Company (the Selling Shareholders), from time to time, of up to an aggregate of 16,000,000 class A ordinary shares of par value of US$0.0001 each in the capital of the Company (the Ordinary Shares) (the Resale Shares) and (ii) 32,000,000 Ordinary Shares (the Underlying Resale Shares) issuable upon exercise of the warrants of the Company (the Warrants).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands as of 26 July 2024. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of par value of US$0.0001 each, comprising (i) 450,000,000 class A ordinary shares of par value of US$0.0001 each and (ii) 50,000,000 class B ordinary shares of par value of US$0.0001 each.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: A Au | M Chu | JP Engwirda | Y Fan |P Kay | MW Kwok | IN Mann

R Ng | ATC Ridgers | PJ Sephton

609230810.4

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3	Valid Issuance. The allotment and issuance of the Resale Shares to the Selling Shareholders and the Underlying Resale Shares by the Company have been duly authorised. The Resale Shares are validly allotted and issued, and based on the Director’s Certificate (as defined in Schedule 1), are fully paid and non-assessable. When allotted, issued and fully paid for, and when the names of the shareholders are entered in the register of members of the Company, the Underlying Resale Shares will be validly allotted, issued, fully paid and non-assessable. The issuance of the Warrants by the Company have been duly authorised.

4	Valid Resale. The resale of the Resale Shares and the Underlying Shares as contemplated by the Registration Statement and the Prospectus have been duly authorised.

5	Court Search. Based solely on our inspection of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands (the Court Register) via the Court’s Digital System (as defined in Schedule 3) on 1 August 2024 (the Court Search Date) from the date of incorporation of the Company (the Court Search), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 14 June 2019.

2	The amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 5 November 2021 (the M&A).

3	A certificate of good standing dated 26 July 2024 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing).

4	The Court Register via the Court’s Digital System from the incorporation date of the Company to the Court Search Date.

5	The register of directors of the Company provided to us on 17 July 2024.

6	Copies of (i) the written resolutions of the board of directors of the Company dated 17 May 2024 and (ii) the written resolutions of the board of directors of the Company dated 26 July 2024 (the Resolutions).

7	A copy of the certificate from a director of the Company dated [date], a copy of which is attached hereto (the Director’s Certificate).

(1 to 7 above are the Corporate Documents).

8	The Registration Statement.

The Corporate Documents and the Registration Statement above are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	Conversion. The conversion of any shares in the capital of the Company will be effected via legally available means under the laws of the Cayman Islands.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

7	Court Search. The Court Register examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

Schedule 3

Qualifications

1	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the assets of the relevant company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The Company shall be deemed to be in good standing under section 200A of the Companies Act (2023 Revision) of the Cayman Islands (the Companies Act) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

5	The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

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